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                                                                   Exhibit 23.1

                            Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement No. 333-53848 of Harvard Bioscience, Inc. on Form S-8 of our report dated February 23, 2001, relating to the consolidated balance sheets of Harvard Bioscience, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Harvard Bioscience, Inc.


/s/ KPMG LLP

Boston, Massachusetts
April 2, 2001